Herman Miller Reports Strong Fourth Quarter Operating Results; Announces Dividend Increase
Webcast to be held Thursday, June 28, 2012, at 9:30 AM EDT

Release	Immediate
Date	June 27, 2012
Contact	Jeff Stutz (616) 654 8538 or jeff_stutz@hermanmiller.com
Greg Bylsma (616) 654 7578 or greg_bylsma@hermanmiller.com
Media: Mark Schurman (616) 654 5498 or mark_schurman@hermanmiller.com
Address	Herman Miller, Inc., 855 East Main Avenue, PO Box 302, Zeeland, MI 49464-0302
Internet	www.hermanmiller.com

Herman Miller, Inc. (NASDAQ: MLHR), today announced results for its fourth quarter ended June 2, 2012. The company reported net sales in the quarter of $420.7 million; a decrease of 4.7% from the fourth quarter of fiscal 2011. New orders in the fourth quarter, which totaled $443.8 million, were down 1.0% on a year-over-year basis. The results in the prior year fourth quarter include sales and order activity associated with dealerships the company has since sold. Excluding the impact of dealer de-consolidations, net sales decreased 1.2% and orders increased 2.5% in the fourth quarter of fiscal 2012. On a sequential quarter basis, net sales and orders in the fourth quarter increased 5.2% and 23.1%, respectively, from the third quarter level.
Herman Miller reported fourth quarter diluted earnings per share of $0.20. This compares to $0.30 per share reported in the same period of fiscal 2011. Adjusted diluted earnings per share, which excludes the impact of restructuring and impairment expenses recorded in the period, totaled $0.28 in the fourth quarter of fiscal 2012 compared to $0.30 in the prior year.
The results in the fourth quarter and full fiscal year reflect effective income tax rates of 53.4% and 37.1%, respectively. By comparison, Herman Miller's fourth quarter and full year effective tax rates in fiscal year 2011 were 36.4% and 30.9%, respectively. A lower than anticipated manufacturing deduction, expenses associated with contingent purchase consideration, and other adjustments required to reconcile income tax expense with the tax return of a foreign subsidiary all contributed to a higher than expected rate in the fourth quarter of fiscal 2012. Despite the income tax adjustments recorded in the fourth quarter, the company's longer-term effective rate expectation remains between 33% and 35%.

For the full fiscal year, net sales were $1,724.1 million, reflecting a year-over-year increase of 4.5%. Diluted earnings per share in fiscal 2012 and 2011 were $1.29 and $1.06, respectively. By comparison, diluted earnings per share, adjusted to exclude restructuring and impairment expenses, were $1.37 and $1.09 in fiscal 2012 and 2011, respectively.

The company also announced an increase in its quarterly cash dividend to $0.09 per share payable in October 2012. This change represents an increase of over 300% from the current dividend payout of $0.022 per share.

Brian Walker, Chief Executive Officer, stated, “We finished fiscal 2012 with solid financial results in the fourth quarter, highlighted by strong international sales growth and our highest gross margin percentage in 12 years. While demand from the U.S. federal government and healthcare buyers was again soft this quarter, order activity in the balance of our core North American business was up 15% over last year, excluding the impact of dealers sold. Our performance throughout the fiscal year, including the substantial improvements we've made to the health of our balance sheet, gives us the ability to begin returning more cash to our shareholders. The increase in the dividend reflects the confidence of both management and the board of directors in our long-term strategic plan.”

FINANCIAL HIGHLIGHTS (Dollars in millions, except per share data)
	Three Months Ended		Fiscal Year Ended
	6/2/12	5/28/11	% Chg.	6/2/12 (53 wks)	5/28/11 (52 wks)	% Chg.
Net Sales	$420.7	$441.5	(4.7)	$1,724.1	$1,649.2	4.5
Gross Margin %	35.7%	33.0%	N/A	34.3%	32.6%	N/A
Operating Expenses	$114.9	$114.1	0.7	$447.6	$411.8	8.7
Restructuring and Impairment Expenses	$5.4	—	N/A	$5.4	$3.0	80.0
Operating Earnings %	7.1%	7.2%	N/A	8.0%	7.5%	N/A
Adj. Operating Earnings %*	8.4%	7.2%	N/A	8.3%	6.7%	N/A
Net Earnings	$11.9	$17.1	(30.4)	$75.2	$70.8	6.2
Earnings per share-diluted	$0.20	$0.30	(33.3)	$1.29	$1.06	21.7
Adj. Earnings per share-diluted*	$0.28	$0.30	(6.7)	$1.37	$1.09	25.7
Orders	$443.8	$448.5	(1.0)	$1,725.7	$1,672.3	3.2
Backlog	$278.0	$275.8	0.8
*Items indicated represent Non-GAAP measurements; see “Reconciliation of Non-GAAP Financial Measures” below.

Fourth Quarter 2012 Financial Results

Sales within Herman Miller's North American reportable segment of $286.1 million were down 10.7% from the prior year. New orders in the fourth quarter totaled $321.0 million, reflecting a decrease of 3.8% from the same period last fiscal year. Adjusting for the impact of dealer de-consolidation, segment sales decreased 6.1% and orders were up 0.9% relative to the fourth quarter of fiscal 2011. On a sequential basis, sales in the North American reportable segment increased 2.1% from the third quarter level, while segment orders were up 29.7%.

The non-North American reportable segment reported net sales of $97.1 million for the quarter. This represents a 16.8% increase from the year ago period. New orders in the quarter of $83.7 million were up 6.5% on a year-over-year basis. Sequentially, segment sales and orders increased 24.8% and 6.6%, respectively, from the third quarter of this fiscal year.

Net sales in the fourth quarter for the Specialty and Consumer reportable segment were $37.5 million. This represents a decrease of 1.1% from the same quarter last fiscal year. New orders in the quarter were 8.0% higher than the fourth quarter of last year. On a sequential quarter basis, segment sales decreased 10.3% from the third quarter level while new orders increased 13.3%.

During the quarter the company recognized a pre-tax pension curtailment gain of $1.7 million associated with its previously announced transition to a defined-contribution employee retirement program. Approximately $0.8 million of the gain was recorded within cost of sales in the quarter. The balance is reflected in operating expenses. This curtailment gain is reflected within North American Furniture Solutions for purposes of segment reporting.
The company's consolidated gross margin in the fourth quarter was 35.7% representing a 270 basis-point improvement from the prior year. The pension curtailment gain accounted for approximately 20 basis-points of the gross margin improvement. Benefit captured from recent price increases, a relative decrease in employee bonus expenses, and lower direct material costs combined to drive the majority of the remaining year-over-year improvement.
Gross margin improved 210 basis points relative to the third quarter of fiscal 2012 due largely to the pension curtailment gain, favorable product and channel mix, and improved leverage from sequentially higher sales and factory production.
Operating expenses in the fourth quarter were $114.9 million compared to $114.1 million in the same quarter last fiscal year. Current quarter operating expenses reflect the addition of recently acquired POSH Office Systems and increased spending in the areas of marketing and new product development. These factors were partially offset in the quarter by the impact of dealer de-consolidation, which reduced operating expenses relative to last year, and a year-over-year decrease in incentive bonus expenses. The pension curtailment gain reduced operating expenses in the quarter by $0.9 million. This gain was offset in the period by expenses resulting from adjustments to contingent liabilities associated with the earn-out provisions of the company's 2010 acquisition of Colebrook Bosson & Saunders. On a sequential quarter basis, operating expenses were $6 million above the level reported in the third quarter of this fiscal year.
During the fourth quarter the company recognized pre-tax restructuring and impairment expenses totaling $5.4 million. Of this amount, $1.6 million relates to the announced closure of a fifty-thousand square foot manufacturing facility located in Sioux Center, Iowa. Herman Miller plans to consolidate this healthcare furniture operation within an existing Sheboygan, Wisconsin manufacturing site. The move is expected to be completed in the second quarter of fiscal 2013. The remaining restructuring and impairment expenses in the quarter relate to the impairment of intangible assets associated with certain healthcare product brand names. These non-cash charges resulted from the company's strategy to reduce its portfolio of healthcare brands and begin marketing the related products under the Nemschoff name. In total, restructuring and impairment expenses recorded in the fourth quarter reduced the company's after tax net earnings by approximately $4.6 million.
Herman Miller ended the fiscal year with a consolidated cash balance of $172 million. During the fourth quarter, the company acquired Hong Kong-based POSH Office Systems for a net cash outflow of $47 million. The company also made cash contributions totaling $45 million, net of cash tax savings, to its defined benefit pension plans in the period. These pension contributions reduced net cash flows generated from operations, which totaled $7.7 million in the quarter compared to $36.5 million in the fourth quarter of fiscal 2011.

Greg Bylsma, Chief Financial Officer, stated, “Our results this quarter are encouraging on a number of fronts. While the overall demand picture remains mixed, the operating performance of the business showed continued improvement - highlighted by a significant expansion in gross margin. We have continued to manage capital very well, generating strong operating cash flows in the quarter. The reported cash flows are net of $45 million in contributions to our employee retirement plans. In turn, these contributions significantly improved the funded position of our pension plans and keep us on pace toward achieving our near-term capital structure goals.”

Looking forward, Herman Miller expects net sales in the first quarter of fiscal 2013 to be in the range of $440 million to $460 million. Earnings per share in the period are expected to range between $0.37 and $0.41. The company anticipates an effective tax rate in the first quarter of between 33% and 35%.
Mr. Walker concluded, “Despite what is still an uncertain global economic environment, our encouraging performance this quarter caps a year of meaningful financial and strategic achievement at Herman Miller. Together with our strong cash position and the improved health of our balance sheet, we are well positioned to begin fiscal 2013 in pursuit of the long-term goals we've established for the business.”
The company announced a live webcast to discuss the results of the fourth quarter of fiscal 2012 on Thursday, June 28, 2012, at 9:30 a.m. EDT. To ensure your access to the webcast, you should allow extra time to visit the company's website at www.hermanmiller.com to download the streaming software necessary to participate. An online archive of the presentation will be available on the website later that day.

Operating Segment Information
The table below summarizes select financial information, for the periods indicated, related to each of the company's reportable operating segments. The North American Furniture Solutions segment includes the operations associated with the design, manufacture, and sale of furniture products for work-related settings, including office, education, and healthcare environments, throughout the United States and Canada. The business associated with the company's owned contract furniture dealers is also included in the North American Furniture Solutions segment. The non-North American Furniture Solutions segment includes the operations associated with the design, manufacture, and sale of furniture products, primarily for work-related settings, for Mexico and outside of North America. The Specialty and Consumer segment includes the operations associated with the design, manufacture, and sale of high-end furniture products including Geiger wood products, a collection of classic products, and our North American consumer retail business. The Corporate category consists primarily of startup business and unallocated corporate expenses including, if applicable to the periods shown, restructuring and impairment costs.

(in millions)	Three Months Ended		Fiscal Year Ended
	6/2/12	5/28/11	6/2/12 (53 wks)	5/28/11 (52 wks)
Net Sales:
North American Furniture Solutions	$286.1	$320.5	$1,218.5	$1,224.7
Non-North American Furniture Solutions	97.1	83.1	347.3	290.4
Specialty and Consumer	37.5	37.9	158.3	134.1
Corporate	—	—	—	—
Total	$420.7	$441.5	$1,724.1	$1,649.2

Operating Earnings (Loss):
North American Furniture Solutions	$23.7	$20.7	$96.9	$99.4
Non-North American Furniture Solutions	8.4	8.8	32.1	18.8
Specialty and Consumer	3.4	2.6	15.1	10.7
Corporate	(5.7)	(0.5)	(6.5)	(5.6)
Total	$29.8	$31.6	$137.6	$123.3

Supplemental Reconciliation: Components of Earnings Per Share
The following table summarizes the components of the numerator and denominator used in the calculation of earnings per share for the quarterly periods indicated.

Earnings Per Share - Basic	Three Months Ended
	6/2/12	5/28/11
Numerator (in millions): Net Earnings	$11.9	$17.1

Denominator: Weighted-Average Common Shares Outstanding	58,253,794	57,376,710

Earnings Per Share - Diluted	Three Months Ended
	6/2/12	5/28/11
Numerator (in millions): Net Earnings	$11.9	$17.1
Adjustment to earnings related to contingent purchase consideration that can be settled in common stock at the company's option, net of tax	—	—
Numerator for diluted EPS	$11.9	$17.1

Denominator: Weighted-Average Common Shares Outstanding	58,253,794	57,376,710
Potentially dilutive shares resulting from stock plans	329,586	364,923
Denominator for diluted EPS	58,583,380	57,741,633

Supplemental Reconciliation: Components of Earnings Per Share
The following table summarizes the components of the numerator and denominator used in the calculation of earnings per share for the year-to-date periods indicated.

Earnings Per Share - Basic	Fiscal Year Ended
	6/2/12 (53 wks)	5/28/11 (52 wks)
Numerator (in millions): Net Earnings	$75.2	$70.8

Denominator: Weighted-Average Common Shares Outstanding	58,171,472	57,118,777

Earnings Per Share - Diluted	Fiscal Year Ended
	6/2/12 (53 wks)	5/28/11 (52 wks)
Numerator (in millions): Net Earnings	$75.2	$70.8
Adjustment to earnings related to contingent purchase consideration that can be settled in common stock at the company's option, net of tax	—	(9.5)
Numerator for diluted EPS	$75.2	$61.3

Denominator: Weighted-Average Common Shares Outstanding	58,171,472	57,118,777
Potentially dilutive shares resulting from stock plans	285,404	556,343
Denominator for diluted EPS	58,456,876	57,675,120

Reconciliation of Non-GAAP Financial Measures
This release contains Adjusted Earnings per Share and Adjusted Operating Earnings measures, which are both Non-GAAP financial measures. Adjusted Earnings per Share and Adjusted Operating Earnings are calculated by excluding from Earnings per Share and Operating Earnings items that we believe are not indicative of our ongoing operating performance. For the periods covered by this release, such items consist of expenses associated with restructuring actions taken to adjust our cost structure to the current business climate and adjustments to acquisition-related contingent purchase price liabilities. We present Adjusted Earnings per Share and Adjusted Operating Earnings because we consider them to be important supplemental measures of our performance and believe them to be useful in analyzing ongoing results from operations.
Adjusted Earnings per Share and Adjusted Operating Earnings are not measurements of our financial performance under GAAP and should not be considered an alternative to Earnings per Share or Operating Earnings under GAAP. Adjusted Earnings per Share and Adjusted Operating Earnings have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. In addition, in evaluating Adjusted Earnings per Share and Adjusted Operating Earnings, you should be aware that in the future we may incur expenses similar to the adjustments in this presentation. Our presentation of Adjusted Earnings per Share and Adjusted Operating Earnings should not be construed as an inference that our future results will be unaffected by unusual or infrequent items. We compensate for these limitations by providing equal prominence of our GAAP results and using Adjusted Earnings per Share and Adjusted Operating Earnings only as a supplement.
The following table reconciles Adjusted Earnings per Share to Earnings per Share for the periods indicated.

	Three Months Ended		Fiscal Year Ended
	6/2/12	5/28/11	6/2/12 (53 wks)	5/28/11 (52 wks)
Earnings per Share - Diluted	$0.20	$0.30	$1.29	$1.06
Add: Restructuring / Impairment expense	0.08	—	0.08	0.03
Adjusted Earnings per Share - Diluted	$0.28	$0.30	$1.37	$1.09

The following table reconciles Adjusted Operating Earnings to Operating Earnings for the periods indicated.

(Dollars in millions)	Three Months Ended		Fiscal Year Ended
	6/2/12	5/28/11	6/2/12 (53 wks)	5/28/11 (52 wks)
Operating Earnings	$29.8	$31.6	$137.6	$123.3
Add: Restructuring / Impairment expense	5.4	—	5.4	3.0
Less: Adjustments to contingent purchase consideration	—	—	—	(15.1)
Adjusted Operating Earnings	$35.2	$31.6	$143.0	$111.2

About Herman Miller
Herman Miller works for a better world around you-with inventive designs, technologies and related services that improve the human experience wherever people work, heal, learn, and live. Its curiosity, ingenuity, and design excellence create award-winning products and services, resulting in more than $1.7 billion in revenue in fiscal 2012. Innovative business practices and a commitment to social responsibility have also established Herman Miller as a recognized global company. A past recipient of the Smithsonian Institution's Cooper-Hewitt "National Design Award,” in 2011, Herman Miller again received the Human Rights Campaign Foundation's top rating in its annual Corporate Equality Index and was also named, for the eighth consecutive year, to the Dow Jones Sustainability World Index. Herman Miller trades on the NASDAQ Global Select Market under the symbol MLHR.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act, as amended, that are based on management's beliefs, assumptions, current expectations, estimates, and projections about the office furniture industry, the economy, and the company itself. Words like “anticipates,” “believes,” “confident,” “estimates,” “expects,” “forecasts,” “likely,” “plans,” “projects,” “should,” variations of such words, and similar expressions identify such forward-looking statements. These statements do not guarantee future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict with regard to timing, extent, likelihood, and degree of occurrence. These risks include, without limitation, employment and general economic conditions, the pace of economic recovery in the U.S. and international markets, the pace and level of government procurement, the increase in white-collar employment, the willingness of customers to undertake capital expenditures, the types of products purchased by customers, competitive-pricing pressures, the availability and pricing of raw materials, our reliance on a limited number of suppliers, currency fluctuations, the ability to increase prices to absorb the additional costs of raw materials, the financial strength of our dealers and customers, the mix of our products purchased by customers, our ability to attract and retain key executives and other qualified employees, our ability to continue to make product innovations, the success of newly introduced products, our ability to serve all of our markets, possible acquisitions, divestitures or alliances, the outcome of pending litigation or governmental audits or investigations, political risk in the markets we serve, and other risks identified in our filings with the Securities and Exchange Commission. Therefore, actual results and outcomes may materially differ from what we express or forecast. Furthermore, Herman Miller, Inc. undertakes no obligation to update, amend or clarify forward-looking statements.

Financial highlights for the quarter ended June 2, 2012, follow:

Herman Miller, Inc.
Condensed Consolidated Statements of Operations
(Unaudited) (Dollars in millions, except per share data)

	Three Months Ended
	June 2, 2012		May 28, 2011
Net Sales	$420.7	100.0%	$441.5	100.0%
Cost of Sales	270.6	64.3%	295.8	67.0%
Gross Margin	150.1	35.7%	145.7	33.0%
Operating Expenses	114.9	27.3%	114.1	25.8%
Restructuring and Impairment Expenses	5.4	1.3%	−	—%
Operating Earnings	29.8	7.1%	31.6	7.2%
Other Expense, net	4.2	1.0%	4.7	1.1%
Earnings Before Income Taxes	25.6	6.1%	26.9	6.1%
Income Tax Expense	13.7	3.3%	9.8	2.2%
Net Earnings	$11.9	2.8%	$17.1	3.9%
Earnings Per Share - Basic	$0.21		$0.30
Weighted Average Basic Common Shares	58,253,794		57,376,710
Earnings Per Share - Diluted	$0.20		$0.30
Weighted Average Diluted Common Shares	58,583,380		57,741,633

Herman Miller, Inc.
Condensed Consolidated Statements of Operations
(Unaudited) (Dollars in millions, except per share data)

	Fiscal Year Ended
	June 2, 2012 (53 wks)		May 28, 2011 (52 wks)
Net Sales	$1,724.1	100.0%	$1,649.2	100.0%
Cost of Sales	1,133.5	65.7%	1,111.1	67.4%
Gross Margin	590.6	34.3%	538.1	32.6%
Operating Expenses	447.6	26.0%	411.8	25.0%
Restructuring and Impairment Expenses	5.4	0.3%	3.0	0.2%
Operating Earnings	137.6	8.0%	123.3	7.5%
Other Expense, net	18.1	1.0%	20.8	1.3%
Earnings Before Income Taxes	119.5	6.9%	102.5	6.2%
Income Tax Expense	44.3	2.6%	31.7	1.9%
Net Earnings	$75.2	4.4%	$70.8	4.3%
Earnings Per Share - Basic	$1.29		$1.24
Weighted Average Basic Common Shares	58,171,472		57,118,777
Earnings Per Share - Diluted	$1.29		$1.06
Weighted Average Diluted Common Shares	58,456,876		57,675,120

Herman Miller, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited) (Dollars in millions)

	Fiscal Year Ended
	June 2, 2012 (53 wks)	May 28, 2011 (52 wks)

Net Earnings	$75.2	$70.8
Cash Flows provided by Operating Activities	90.1	89.0
Cash Flows used for Investing Activities	(58.4)	(31.4)
Cash Flows used for Financing Activities	(1.6)	(50.2)
Effect of Exchange Rates	(0.1)	4.3
Net Increase in Cash	30.0	11.7
Cash, Beginning of Period	$142.2	$130.5
Cash, End of Period	$172.2	$142.2

Herman Miller, Inc.
Condensed Consolidated Balance Sheets
(Unaudited) (Dollars in millions)

	June 2, 2012	May 28, 2011
Assets
Current Assets
Cash and Cash Equivalents	$172.2	$142.2
Marketable Securities	9.6	11.0
Accounts Receivable, net	159.7	193.1
Inventories, net	59.3	66.2
Prepaid Expenses and Other	54.5	59.2
Total Current Assets	455.3	471.7
Net Property and Equipment	156.0	169.1
Other Assets	225.4	167.2
Total Assets	$836.7	$808.0
Liabilities and Shareholders' Equity
Current Liabilities
Accounts Payable	115.8	112.7
Accrued Liabilities	136.2	153.1
Total Current Liabilities	252.0	265.8
Long-term Debt	250.0	250.0
Other Liabilities	86.4	87.2
Total Liabilities	588.4	603.0
Shareholders' Equity Totals	248.3	205.0
Total Liabilities and Shareholders' Equity	$836.7	$808.0